EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 3, 2011, by and between KLIPSCH GROUP, INC., an Indiana corporation, and T. PAUL JACOBS, an individual (the “Executive”).
Recitals
WHEREAS, Audiovox Corporation (“Audiovox”) intends to purchase all of the issued and outstanding shares of Klipsch Group, Inc. (referred to herein as “KGI” or “Employer”) pursuant to a Share Purchase Agreement and;
WHEREAS, Executive has an existing employment agreement with the Employer dated February 11, 2005, and wishes to continue uninterrupted service and to continue employment by the Employer following the closing of the share purchase by Soundtech LLC, the subsidiary of Audiovox on the terms and conditions set out herein and;
WHEREAS, in addition to the consideration set forth in this agreement, Audiovox, through its subsidiary, will also be purchasing Executives shares in KGI for a considerable sum and;
WHEREAS, Audiovox would not purchase all the shares of KGI and in particular the shares owned by Executive unless Executive enters this agreement and thereby agrees to abide with its terms.
Statement of Agreement
This Agreement is conditioned on the successful completion of the share purchase by Audiovox through its subsidiary of all of the issued and outstanding shares by KGI. In the event the share acquisition is not accomplished, this Agreement shall for all purposes be null and void. This Agreement shall not commence until the signing of this Agreement and the successful completion of the share purchase by Audiovox through its subsidiary.
Subject to the foregoing paragraph, the parties, intending to be legally bound, agree as follows:
§ 1.     Definitions.
For the purposes of this Agreement, the following terms have the meanings specified or referred to in this § 1.
“Affiliate” means a corporation or other entity controlling, controlled by or under common control with the Employer.
“Agreement” has the meaning set forth in the preamble.
“Audiovox” the sole owner of Soundtech LLC, which is the sole shareholder of the Employer.
“Base Compensation” has the meaning set forth in § 3(a).
“Benefits” has the meaning set forth in § 3(c).
“Board of Directors” means the Board of Directors of the Employer.
“Business” means the (i) the speaker and sound business, and (ii) any other consumer electronics business as engaged in from time to time by the Employer and its Affiliates.
“Cause” means: (i) the Executive's continued willful failure to perform in a material respect (other than any such failure resulting from incapacity due to Disability) the explicitly stated duties to be performed by the Executive under this Agreement for a period of 10 days following delivery of written notice to the Executive from the Chief Executive Officer of Audiovox specifying in reasonable detail key elements of such failure; (ii) the appropriation (or attempted appropriation) of a material business opportunity of the Employer or Audiovox or their Affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer or Audiovox or any Affiliate; (iii) the willful disclosure by the Executive of Confidential Information of the Employer or Audiovox or any of their Affiliates, other than in the ordinary course of business in connection with the performance of the Executive's duties in accordance with this Agreement; (iv) the misappropriation (or attempted misappropriation) of any of the Employer's or Audiovox's or any of their Affiliates funds or property; or (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, any offense that is a felony.
“Confidential Information” means any and all information concerning the business and affairs of the Employer and Audiovox and their Affiliates including, but not limited to, customer lists, supplier lists, Inventions, Works, Proprietary Items, trade secrets, financial statements, business and financial projections and budgets, historical and projected sales, capital spending budgets and plans, business and marketing plans, strategic plans, product plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Employer and Audiovox or their Affiliates containing or based, in whole or in part, on any information included in the foregoing.
“Disability” means a condition where for physical or mental reasons the Executive is unable to perform the Executive's duties (as determined in accordance with the procedures set forth in the next sentence) and such condition in the reasonable judgment of the Employer, as substantiated by a medical doctor in the manner provided below, is expected to continue for such period of time as to require replacement of the Executive in order to carry out the business of the Employer. The determination that the physical or mental state of the Executive constitutes a Disability shall be made by a medical doctor who is not an employee of the Employer and who is reasonably selected by the Employer and reasonably acceptable to the Executive (unless the Employer and the Executive reach mutual agreement regarding the existence of a Disability) and such determination shall be binding on both parties. The Executive must submit to a reasonable number of examinations by the designated medical doctor and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. Any and all out of pocket expenses incurred by the Executive in connection with the determination by the designated medical doctor of a Disability shall be paid for or reimbursed by the Employer. Action on behalf of the Executive may be taken by the Executive's guardian or duly authorized attorney-in-fact for purposes of submitting the Executive to medical examinations and approving authorization of disclosure. The Executive shall be deemed to have a Disability if the Executive for any reason is unable to perform the Executive's duties for 120 consecutive days or for 180 days during any 12-month period.
“Effective Date” means the date first written above in this Agreement.
“Employer” means Klipsch Group Inc.
“Employment Period” means the term of the Executive's employment under this Agreement.
“Executive” has the meaning set forth in the preamble.
“Good Reason” means (a) a material reduction in the Executive's Base Compensation opportunity below the amount specified in Section 3 of this Agreement (other than a reduction applicable to all other similarly situated participants), (b) a requirement to move more than 35 miles from Indianapolis, (c) a material reduction in the Executive's level of responsibility, or (d) an assignment of duties inconsistent with the Executive's position as a key executive.
“Inventions” has the meaning set forth in § 6(d).
“Market Jurisdictions” means the jurisdictions set forth in Exhibit A, the United States of America and any other country where the Employer sells speakers and sound products or otherwise engages in the Business.
“Non-Compete Period” has the meaning set forth in § 7(b)(i).
“Notice of Termination” has the meaning set forth in § 5(b).
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.
“Proprietary Items” has the meaning set forth in § 6(b)(iv).
“Stock Purchase Non-Competition Period” means the 30 month period following the Closing of the Stock Purchase Agreement among the Employer, the Executive and others, dated as of February 3, 2011.
“Termination Date” has the meaning set forth in § 2(b).
“Works” has the meaning set forth in § 6(e).
§ 2.    Employment Terms and Duties.
(a)Employment. The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.
(b)Term. The Executive's employment under this Agreement shall begin on the Effective Date and shall continue thereafter until terminated pursuant to § 5 below (the “Termination Date”).
(c)Rights and Powers; Duties. The Executive shall initially serve as the President and Chief Operating Officer of the Employer. The Executive shall provide executive, administrative, and managerial services to the Employer and shall have such duties and powers as are prescribed by the Chief Executive Officer of Audiovox. The Executive shall devote full time and attention, skill and energy exclusively to the business of the Employer, shall use best efforts to promote the success of the Employer's and its Affiliate's business and shall cooperate fully with the Board of Directors in the advancement of the best interests of the Employer and its Affiliates. Nothing in this § 2(c), however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs, from serving on boards of directors of businesses, as long as such activities are not in competition with the Employer or its Affiliates and/or do not create a conflict of interest and as long as such additional activities or services are not inconsistent with or intrusive on the Executive's duties under this Agreement.
(d)Key Man Insurance. If requested by the Employer, the Executive shall cooperate with the Employer in establishing and maintaining “key man” insurance with respect to the Executive's services, including submitting to any medical examinations reasonably necessary or advisable to establish. or maintain such insurance. The “key man” insurance to be established and maintained under this § 2(d) shall be paid for by the Employer.

§ 3.     Compensation.
(a)Base Compensation. The Executive shall, during the Employment Period, be paid by the Employer and/or its Affiliates base salary at an annual rate of $425,000.00 (the “Base Compensation”), subject to review and potential upward adjustment annually thereafter, which will be payable according to the Employer's customary payroll practices.
(b)Bonuses. Executive will receive a bonus equal to a maximum of 50% of his base salary based on achievement of EBITDA goals and other goals established at the beginning of each year that will promote the growth of the Employer. Goals will be established by the Chief Executive Officer of Audiovox and discussed with Management at the beginning of each new fiscal year. The Executive's bonus criteria for fiscal year 2011 are set forth on Exhibit B.
(c)Benefits. The Executive shall, during the Employment Period, be permitted to participate in such Code Section 401(k), pension; profit sharing, bonus, life insurance, disability insurance, hospitalization, dental, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans, but not less favorable to the Executive than currently in effect (collectively, the “Benefits”).
(d)Vacation. The Executive shall, during the Employment Period, be entitled to the number of weeks of paid vacation per full calendar year as set forth in the Employer's then current vacation policy. Vacation time may not be carried over.
(e)Life Insurance. The Executive shall, during the Employment Period, be provided a term life policy in the amount of $250,000 paid for by the Employer with the beneficiary selected by the Executive.
(f)Executive Put Option. Exhibit “C” annexed.

§ 4.    Expenses. The Employer shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of services under this Agreement, subject to any recordkeeping, reporting or similar requirements imposed pursuant to policies and procedures of the Employer in effect from time to time.
§ 5.     Termination.
(a)    Events of Termination. The Employment Period and the Executive's rights under this Agreement or otherwise as an employee of the Employer shall terminate (except as otherwise provided in this § 5):
(i)automatically upon the death of the Executive;
(ii)upon the Disability of the Executive immediately upon written notice from either party to the other party;
(iii)if for Cause, immediately upon delivery of a Notice of Termination from the Chief Executive Officer of Audiovox to the Executive, or at such later time as such notice may specify;
(iv)if without Cause, upon 30 days prior written notice from the Chief Executive Officer of

Audiovox to the Executive, or at such later time as such notice may specify;
(v)if by the Executive other than for Good Reason, upon the Executive's resignation 30 days following written notice from the Executive to the Board of Directors; or
(vi)if by the Executive for Good Reason, upon and in accordance with the following conditions. In order to terminate for Good Reason, the Executive must give the Board of Directors a Notice of Termination at least 60 calendar days in advance of the Executive's intent to terminate employment for Good Reason setting forth the specific actions by the Employer which triggered the notice and the Notice of Termination must be received by the Chief Executive Officer of Audiovox no more than ninety (90) calendar days after the complained-of-action(s) occurred which constitute the basis for Good Reason. Upon receipt of the Notice of Termination and for a period of fifteen (15) calendar days thereafter, the Board of Directors shall consider the complained-of-action(s) set forth therein and if such complained-of-action(s) constitute Good Reason shall cure or remedy the actions set forth therein. If the Employer adequately remedies or cures the actions giving rise to the Notice of Termination within such 15-day period, then the resignation by the Executive shall not be for Good Reason.
(b)Notice of Termination. Any termination by the Employer for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination to the Executive or the Board of Directors, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) the date of termination. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting any fact or circumstance in enforcing the Executive's or the Employer's rights hereunder.
(c)Termination Pay. Subject to the terms of §§ 7 and 8 below, effective upon termination of employment of the Executive for any reason, except as required under applicable law, the Employer shall be obligated to pay to the Executive (or, in the event of the Executive's death, the Executive's designated beneficiary) only such compensation as is specified in this § 5(c). The Executive's designated beneficiary will be such individual or trust, located at such address, as the Executive may designate by notice in writing to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer shall have no duty under any circumstances to determine whether any Person holding herself, himself or itself out as the beneficiary is in fact entitled to any termination payment but may rely upon the representations of such Person.
(i)Termination by the Employer Without Cause or by the Executive for Good Reason. Subject to Subparagraph 5(c)(ii), if the Executive's employment is terminated by the Employer without Cause or by the Executive for Good Reason, the Employer shall pay to the Executive in accordance with the Employer's then current payroll practices: (A) Base Compensation, at the annual rate in effect immediately prior to termination, plus an amount equal to the average annual bonus paid to the Executive in the preceding two (2) fiscal years, payable in equal monthly installments over a period of 12 months; plus (B) any earned and unpaid Base Compensation and bonus for the period ending on termination. In addition, the Employer shall (A) pay for and continue disability insurance and health insurance benefits provided to the Executive and the Executive's dependents immediately prior to the termination of the Executive's employment for a period of 12 months, and (B) in accordance with past practice, reimburse the Executive for expenses incurred in accordance with § 4. The Executive's entitlement to the compensation and benefits described in this subsection (i) is specifically subject to the execution and delivery by the Executive of a release agreement in form and substance reasonably acceptable to the Employer.
(ii)Termination During the Stock Purchase Non-Competition Period. Notwithstanding Subparagraph 5(c)(i) above, if the Executive's employment is terminated by the Employer with cause or by the Executive for any reason whatsoever, except for a material reduction in the Executive's Base Compensation opportunity below the amount specified in Section 3 of this Agreement (other than a reduction applicable to all other similarly situated participants) or a requirement to move more than 35 miles from Indianapolis, during the Stock Purchase Non-Competition Period, Executive will receive no compensation or any of the Benefits provided in Subparagraph 5(c)(i) above from the Employer during the Stock Purchase Non-Competition Period. If the Executive's employment is terminated by the Employer without cause or by the Executive because of a material reduction in the Executive's Base Compensation opportunity below the amount specified in Section 3 of this Agreement (other than a reduction applicable to all other similarly situated participants), or a requirement to move more than 35 miles from Indianapolis during the Stock Purchase Non-Competition Period, the Executive will receive: (A) Base Compensation at the annual rate in effect immediately prior to termination, plus an amount equal to the average annual bonus paid to the Executive in the preceding two (2) fiscal years, payable in equal monthly installments over the greater of (i) the remaining period of the Stock Purchase Non-Competition Period or (ii) twelve (12) months; (B) any earned unpaid Base Compensation and bonus for the period ending on termination; and (C) in accordance with past practice, reimburse the Executive for expenses incurred in accordance with § 4. The Executive's entitlement to the compensation and benefits described in this subsection (ii) is specifically subject to the execution and delivery by the Executive of a release agreement in form and substance reasonably acceptable to the Employer.
(iii)Termination upon Disability. If the Executive's employment is terminated as a result of the Executive's Disability, the Employer shall (A) pay the Executive an amount equal to any disability payments provided pursuant to the benefits package available to the Executive; (B) pay to the Executive at the same time paid to other employees any earned but unpaid Base Compensation and bonus for the period ending on termination; and (C) in accordance with the Employer's past practice, reimburse the Executive for expenses incurred in accordance with § 4.
(iv)Termination on Death. If the Executive's employment is terminated because of the Executive's death, the Employer shall pay to the beneficiary of the Executive any earned but unpaid Base Compensation and bonus for the period ending on the date of the Executive's death. In addition, the Employer, in accordance with the Employer's past practice, shall reimburse the Executive or the Executive's heirs or estate for expenses incurred in accordance with § 4.
(v)Termination by the Employer for Cause. If the Executive's employment is terminated by the Employer for Cause, the Executive shall be entitled only to receive the Executive's earned but unpaid Base Compensation and bonus through the date of termination. In addition, the Employer, in accordance with the Employer's past practice, shall reimburse the Executive for expenses incurred in accordance with § 4.
(vi)Termination by the Executive without Good Reason. If the Executive's employment is terminated by the Executive for any reason (other than for Good Reason), the Executive shall be entitled to receive the Executive's earned but unpaid Base Compensation and bonus through the date of such termination. In addition, the Employer, in accordance with the Employer's past practice, shall reimburse the Executive for expenses incurred in accordance with § 4.
(vii)
§ 6.     Non-Disclosure and Intellectual Property Covenant
(a)    Acknowledgments by the Executive. The Executive acknowledges that (i) during the Employment Period and as a part of the Executive's employment, the Executive will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Employer and Audiovox and their business; and (iii) the provisions of this § 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.
(b)    Agreements of the Executive. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer and Audiovox under this Agreement, the Executive covenants that:
(i)During and indefinitely following the Employment Period, except in the performance of the Executive's duties in accordance with this Agreement in the ordinary course of business, the Executive shall hold in confidence the Confidential Information and shall not use or disclose it to any Person except with the specific prior written consent of the Chief Executive Officer of Audiovox.
(ii)Any trade secrets of the Employer and Audiovox and their Affiliates will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act as adopted by the State of Indiana, the State where the Executive is located, if different than the State of Indiana, and any other applicable law. If any information that the Employer or Audiovox deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.
(iii)None of the obligations and restrictions set forth in (i) or (ii), above, applies to any part of the Confidential Information that the Executive demonstrates (A) was or becomes generally available to the public other than as a result of a direct or indirect disclosure by the Executive; (B) is required to be disclosed pursuant to an enforceable court order; or (C) is required to be disclosed by applicable law.
(iv)The Executive shall not remove from the Employer's or Audiovox's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Chief Executive Officer of Audiovox) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and Audiovox and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer and Audiovox. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive shall return to the Employer and Audiovox all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items.
(c)Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer and Audiovox, the Executive and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy.
(d)Inventions. The Executive agrees that all discoveries, concepts, and ideas, whether patentable or not relating to any activities of the Employer or Audiovox including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how (“Inventions”) made or conceived by the Executive, either solely or jointly with others (i) during the Executive's employment by the Employer or (ii) within one (1) year after termination of such employment, whether or not such Inventions are made or conceived during the hours of the Executive's employment or with the use of the Employer's facilities, materials, or personnel, shall be and shall remain the property of the Employer, whether patentable or not, and the Executive will, without royalty or any other consideration: (a) inform the Employer promptly and fully of such Inventions by written reports, setting forth in detail the Invention, the procedures employed, and the results achieved; (b) assign to the Employer all of the Executive's rights, title, and interests in and to any Inventions, any applications for United States and foreign Letters Patent covering the Inventions, any United States and foreign Letters Patent granted upon the applications, and any renewals thereof; (c) assist the Employer or its nominees, at the expense of the Employer, to obtain any United States and foreign Letters Patent for any Inventions as the Employer may elect; and (d) execute, acknowledge, and deliver to the Employer at its expense any written documents and instruments, and do any other acts, such as giving testimony in support of the Executive's inventorship, as may be necessary in the opinion of the Employer to obtain and maintain United States and foreign Letters Patent upon any Inventions and to vest the entire rights, title and interests in the Employer and to confirm the complete ownership by the Employer of any Inventions, patent applications, and patents.
(e)Works. The Executive agrees that all works of authorship fixed in a tangible medium of expression relating to any activities of the Employer or Audiovox including, but not limited to, flow charts and computer program source code and object code, regardless of the medium in which it is fixed, as well as notes, drawings, memoranda, correspondence, records, notebooks, instructions, and text (“Works”) created or conceived by the Executive, either solely or jointly with others (i) during the Executive's employment by the Employer or (ii) within one (1) year after termination of such employment, whether or not such, Works are made or conceived during the hours of the Executive's employment or with use of the Employer's facilities, materials, or personnel, shall be and shall remain the property of the Employer, and the Executive will, without royalty or any other consideration, promptly disclose in writing to the Employer all Works. The Executive shall cooperate fully with the Employer and its officers and counsel, at the Employer's direction and expense, in obtaining, maintaining, and enforcing worldwide copyright protection on such Works. Any such Works created by the Executive is a “work made for hire” under the copyright law, and the Employer may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by the Executive is excluded from the definition of a “work made for hire” under the copyright law, then the Executive shall assign, and does hereby assign, to the Employer the entire rights, title, and interests in and to such Work, including the copyright therein. The Executive shall take whatever steps and do whatever acts the Employer requests including, but not limited to, placement of the Employer proper copyright notice on Works created by the Executive to secure or aid in securing copyright protection in such Works, and shall assist the Employer or its nominees in filing applications to register claims of copyright in such Works.
(f)
§ 7.     Non-Competition and Non-Interference.
(a)Acknowledgements by the Executive. The Executive acknowledges that: (i) Audiovox would not purchase stock of the Employer or from Executive unless Executive agrees to the terms of this Section 7; (ii) the information to be disclosed to the Executive and the services to be performed by the Executive under this Agreement are of a special, unique, extraordinary and intellectual character; (iii) the Employer and Audiovox competes with other businesses that are located in the Market Jurisdictions; (iv) the restricted period of time and the geographic limitations set forth below are reasonable in view of the nature of the business in which the Employer and Audiovox are engaged and the Executive's knowledge of the Employer's and Audiovox's operations the Executive has gained and will gain by virtue of the Executive's position; (v) this limited restriction is not an attempt to prevent the Executive from obtaining other employment in violation of Indiana Code § 22-5-3-1; and (vi) the provisions of this § 7 are reasonable and necessary to protect the Employer's and Audiovox's business.
(b)Covenants of the Executive. In consideration of the acknowledgments by the Executive, and in consideration of the payments, compensation and benefits to be paid or provided to the Executive by the Employer and Audiovox, the Executive covenants that the Executive will not, directly or indirectly:
(i)    during (A) the Employment Period and for 12 months thereafter (the “Non-Compete Period”); (B) the Stock Purchase Non-Competition Period and (C) the period Executive may be receiving payments under Section 5(c)(ii), except in the course of the Executive's employment hereunder, directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business whose products or activities compete in whole or in part with the Business in any Market Jurisdiction; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under § 12(g) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 7(b)(i), the word “Subsidiaries” is substituted for the word “Affiliates” in the definition of “Business” in Section 1.
(ii)whether for the Executive's own account or the account of any other Person: (A) at any time during the Employment Period and for 2 years thereafter and during the Stock Purchase Non-Competition Period, directly or indirectly, interfere with, solicit, employ or otherwise engage, as an employee, independent contractor or otherwise, any Person who is or was an employee of the Employer or its Affiliate at any time during the last 2 years of the Employment Period or in any manner induce or attempt to induce any employee of the Employer or its Affiliate to terminate his or her employment with the Employer or its Affiliate; or (B) at any time during the Employment Period and in a competitive capacity for 12 months thereafter and during the Stock Purchase Non-Competition Period, interfere with the Employer's or its Affiliate's relationship with any Person, including, but not limited to, any Person who at any time during the Employment Period was a customer, contractor or supplier of the Employer or its Affiliate; or
(iii)at any time during or after the Employment Period, disparage the Employer or Audiovox or its Affiliates or their respective shareholders, board of directors, members, managers, officers, employees or agents.
If any term, provision or covenant in this § 7(b) is held to be unreasonable, arbitrary or against public policy, a court may limit the application of such term, provision or covenant or modify such term, provision or covenant and proceed to enforce this § 7(b) as so limited or modified, which limited or modified term, provision or covenant will be effective, binding and enforceable against the Executive.
The period of time applicable to any covenant in this § 7(b) shall be extended by the duration of any actual or threatened violation by the Executive of such covenant.
The Executive shall, while the covenant under this § 7(b) is in effect, give notice to the Employer and Audiovox, within ten (10) days after accepting any other employment, of the identity of the Executive's new employer. The

Employer and Audiovox may notify such employer that the Executive is bound by this Agreement and, at the Employer's or Audiovox's election, furnish such employer with a copy of this Agreement or relevant portions thereof.
§ 8.    General Provisions.
(a)    Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer and Audiovox as a result of a breach of the provisions of this Agreement (including any provision of §§ 6 and 7) would be irreparable and that an award of monetary damages to the Employer or Audiovox for such a breach would be an inadequate remedy. Consequently, the Employer or Audiovox will have the right, in addition to any other rights, at law or in equity, it may have to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer or Audiovox will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's or Audiovox's rights under this § 8(a) or any other remedies of the Employer or Audiovox, if the Executive has breached or violated or threatens to breach of violate any of the provisions of §§ 6 or 7 the Employer or Audiovox will have the right to cease making any payments otherwise due to the Executive under this Agreement and recover payments previously made to the Executive under this Agreement. Further, if any term, provision or covenant in §§ 6 or 7 is held to be unreasonable, arbitrary, against public policy, or otherwise unenforceable, Executive acknowledges and agrees that the payments required to be made to the Executive shall be waived and that the Executive relinquishes any rights to such payment or any other forms of payment post-dating the Executive's separation from the Employer.
(b)    Covenants of §§ 6 and 7 Are Essential and Independent Covenants. The covenants by the Executive in §§ 6 and 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, Audiovox would not have purchased any shares in Employer and the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer, Audiovox and the Executive have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer and Audiovox. The Executive's covenants in §§ 6 and 7 are independent covenants and the existence of any claim by the Executive against the Employer or Audiovox under this Agreement or otherwise will not excuse the Executive's breach of any covenant in §§ 6 or 7. If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in §§ 6 and 7 in accordance with their terms and conditions.
(e)    Representations and Warranties by the Executive. The Executive represents and warrants to the Employer and Audiovox that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of or constitute a default under any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive acknowledges that the Executive has had a full and complete opportunity to consult with counsel of the Executive's choosing concerning this Agreement and that the Employer has not made any representations or warranties to the Executive concerning this Agreement other than those specifically stated in this Agreement, if any.
(d)    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
(e)Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives.
(f)Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other party):

If to Employer:	Klipsch Group, Inc.
3502 Woodview Trace
Suite 200
Indianapolis, IN 46268
Attn: Chairman of the Board of Directors

	Copy to:	Audiovox Corporation
150 Marcus Blvd.
Hauppauge, NY 11788
Attn: Chief Operating Officer
Robert S. Levy
Levy, Stopol & Camelo, LLP
1425 RXR Plaza
Uniondale, NY 11556

If to the Executive:	T. Paul Jacobs
6528 Woodworth Court
Indianapolis, IN 46237

(g)Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement dated February 11, 2005, and that Amended and Restated Confidentiality and Limited Non-Competition Agreement dated as of December 8, 1997, between the Executive and Klipsch, LLC. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
(h)Governing Law and Forum. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. Any controversy, dispute or claim arising out of or in connection with this agreement or the breach hereof shall be resolved by arbitration in the City and State of New York in accordance with the rules of the American Arbitration Association. Judgment upon the award reached by the Arbitrator(s) may be enforced in any court having jurisdiction thereof.
(i)Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “§” refer to sections in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
(j)    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(k)    Counterparts. This Agreement may be executed in counterparts, which when taken together shall constitute one and the same Agreement.
(1)    Attorneys' Fees. In the event any dispute or controversy arising from or relating to this Agreement is submitted to any court, arbitration panel or other party, the prevailing party in such dispute or controversy shall be entitled to reimbursement from the non-prevailing party for the actual fees and expenses incurred by the prevailing party in connection with such dispute or controversy (including, but not limited to, reasonable attorney's fees, costs and disbursements).

[signature page immediately following]

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

EMPLOYER:

KLIPSCH GROUP, INC.

By: /s/ Fred S. Klipsch
Printed: Fred S. Klipsch
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Paul Jacobs
T. Paul Jacobs, individually

Exhibit A

Market Jurisdictions
Alabama	New York
Alaska	North Carolina
Arizona	North Dakota
Arkansas	Ohio
California	Oklahoma
Colorado	Oregon
Connecticut	Pennsylvania
Delaware	Rhode Island
Florida	South Carolina
Georgia	South Dakota
Hawaii	Tennessee
Idaho	Texas
Illinois	Utah
Indiana	Vermont
Iowa	Virginia
Kansas	Washington
Kentucky	West Virginia
Louisiana	Wisconsin
Maine	Wyoming
Maryland	District of Columbia
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico

Exhibit B
Bonus Criteria

1.	EBITDA Goal for July 1, 2010 through June 30, 2011 is $27,143,000 (weighted 60%).

2.	Senior Management FY11 Objectives (weighted 40%)
a.     The Company will be on target to complete by September 30, 2011 the Navision 2009 ERP installation to include Europe and Asia so that the Company is operating off a single global system for FY12.
b.     Complete the installation of Shopatron to complete the upgrade of the Company's capability to increase direct sales to consumers and implement a more aggressive web marketing effort.
c.     Continue the execution of the Forte logistics study to include outsourcing of domestic freight management, reduction of inventory in both America and European warehouses and potentially opening an additional warehouse on the U.S. east coast.
d.     Complete a three year strategic plan that specifically details the following:

i.	A product and technology position paper identifying potential changes, direction and internal gaps if they exist.

ii.	Updated brand, marketing and product strategy by brand and by category.

iii.	A non U.S. growth plan by major market that ultimately transitions the revenue balance 60/40 US vs. ROW in fiscal 2011 to 50/50 by 2014. This growth has to come from ROW.
e.     Continue successful operation of the Company while completing the process of closing with a new investor for the Company.

Exhibit C
Executive Put Options

Executive shall have the following described Put Option:
Commencing on March 1, 2011, the cumulative after tax net profit or loss of the Employer will be calculated on a monthly basis according to GAAP and will bear interest at the same per annum rate that Audiovox is receiving from its lead bank.
Executive may at the end of any month following the 30 month anniversary of this Agreement request the Employer to pay him in one lump sum up to 80% of 1.6% of the aggregate cumulative after tax net profit or loss of the Employer (the “Put Price”), and the Employer will pay such amount to Executive. Such a request may not be made within 60 months of Executive's previous request.
Any unpaid Put Price will be paid promptly to Executive or his heirs as the case may be if Executive's employment is terminated for any reason.
Illustration (not accounting for interest):

Commencement value	-0-
Net profits after 12 months	$10,000,000
Put Price (1.6%)	$160,000
Net loss in 13th month	$1,000,000
Put Price (1.6%)	$144,000